Exhibit No.
99.1

ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

2006 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Fourth Quarter Sales up 29% Year over Year
Sales for 2006 Increase 20% over 2005

For Immediate Release

New York, New York - March 29, 2007 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its financial results for the fourth quarter and year ended December 31, 2006.

Net sales for the quarter increased 29% to $28.3 million from $22.0 million in the fourth quarter of 2005. Net income was $90,000, or $0.00 per share, in the fourth quarter of 2006, compared to $430,000, or $0.01 per share, in the fourth quarter of 2005.

For the year ended December 31, 2006, net sales increased 20% to $70.3 million from $58.7 million for the year ended December 31, 2005. The company incurred a net loss of $214,000, or $0.00 per share, in 2006, compared to net income of $186,000, or $0.00 per share, in 2005. The net loss in 2006 reflects in part pre-tax charges of $310,000 for transaction costs of a proposed acquisition that was not consummated, $75,000 for a litigation settlement and approximately $150,000 associated with the relocation of the Company’s headquarters, warehouse and showroom, and the opening of its new Florida facility. The results also reflect approximately $220,000 of pre-tax income from insurance proceeds.

“2006 was an exciting year for Alliance”, said Jay Gelman, Chairman and Chief Executive Officer. “Our revenue growth, up 20% year over year, continues to be our main focus. We accomplished this growth both by expanding our account base as well as by increasing our business with existing customers.”

Gelman continued, “During the year we relocated our entire operation to a brand new, state of the art facility at 1160 Commerce Ave in the Bronx NY. With this move, we doubled our warehouse space and more than tripled our wholesale showroom footprint. More importantly, we combined our New York operations into one location. This allows us to be more efficient in servicing our customers. Additionally, we expanded our business into the Florida market by opening a warehouse, showroom, and sales office.”

Gelman concluded, “For 2007, we intend to continue on our path of aggressive but responsible growth, with a continued emphasis on increasing the number of accounts we service.”

For additional information see the Company’s SEC Report on Form 10-K for the year ended December 31, 2006.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full-service wholesale videogame distributor, specializing in gaming products and accessories for all key manufacturers and 3rd party publishers. Alliance Distributors offers support on: PS3, PSP, PS2, X-Box 360, Wii, DS and GBA SP, peripherals and software titles.

Safe Harbor

Certain statements contained in this press release contain forward-looking statements including without limitation, statements concerning our operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “believe,” “expect,” and “anticipate” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

Investors are cautioned that all forward-looking statements, which are based largely on our current expectations, involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including without limitation, risks associated with technological change, competitive factors and general economic conditions, changes in marketing and distribution strategies by manufacturers, continued shortages of new platform systems, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that we acquire, changes in our business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors. There can be no assurance that the results referred to in the forward-looking statements contained in this release will occur The Company has no duty and undertakes no obligation to update any forward-looking information, whether as a result of new information, future developments or otherwise.

ALLIANCE DISTRIBUTORS HOLDING INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months ended		Year ended
	December 31,		December 31,
	(unaudited)
	2006	2005	2006	2005

NET SALES	$28,279	$21,991	$70,318	$58,670

COST OF GOODS SOLD	25,956	19,897	63,425	52,732

GROSS PROFIT	2,323	2,094	6,893	5,938

OPERATING COSTS AND EXPENSES:
Selling and administrative expenses	1,696	1,422	5,907	5,061
Provision for doubtful accounts	91	147	147	247
Terminated transaction costs	53	-	310	-

Total operating expenses	1,840	1,569	6,364	5,308

INCOME FROM OPERATIONS	483	525	529	630

Interest expense	239	182	790	522

INCOME (LOSS)B EFORE PROVISION FOR
(BENEFIT FROM) INCOME TAXES	244	343	(261)	108

Provision for (benefit from) income taxes	154	(87)	(47)	(78)

NET INCOME (LOSS)	$90	$430	$(214)	$186

Net income per share:
Basic	$-	$0.01	$-	$-
Diluted	$-	$0.01	$-	$-

Weighted average common shares outstanding:
Basic	48,721	47,231	48,584	46,622
Diluted	50,751	47,982	48,584	47,110

Contact:

Alliance Distributors Holding Inc.
Steve Gelman - VP of Marketing and Communications
718-536-2248
steve@alliancedis.com